                                                                 EXHIBIT 10.4(c)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

               This Employment Agreement (this "Agreement") is made and entered into as of the 26th day of August, 1998, by and between Aames Financial Corporation, a Delaware corporation (the "Parent"), and Neil B. Kornswiet, an individual ("Executive"), with reference to the following:

                                    RECITALS

        A. WHEREAS, the parties entered into an Employment Agreement, dated as of August 12, 1996 (the "Original Agreement") in connection with an Agreement and Plan of Reorganization, dated at of August 12, 1996, by and between Aames Financial Corporation (the "Parent"), One Stop Mortgage, Inc., a Wyoming Corporation (the "Company"), and Aames Acquisition Corporation, a Delaware corporation ("Merger Sub") pursuant to which Merger Sub merged with and into the Company, resulting in the Company becoming a wholly owned subsidiary of Parent;

        B. WHEREAS, effective the 1st day of June 1997 the parties entered into Amendment No. 1 to the Original Agreement (the "Amendment") pursuant to which Executive was engaged as the President of the Parent and his base salary was established at $900,000 per annum;

        C. WHEREAS, the parties wish to restate the Original Agreement and the Amendment and amend the performance bonus provisions, change in control provisions and extend the term.

                                    AGREEMENT

               NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

               1. EMPLOYMENT AND DUTIES. The Parent hereby employs Executive to serve as Chief Executive Officer and President and Chairman of the Board of the Company, and President of the Parent, with the powers and duties customarily accorded to such positions, including those powers and duties set forth in the respective Bylaws of the Parent and Company for such office and such other duties consistent therewith as may be assigned to Executive from time to time by the Board of Directors of the Parent. Executive shall devote his entire business time and attention to his duties hereunder and shall endeavor in good faith to perform his duties in an efficient, faithful and business-like manner. During the term of his employment, it is intended that Executive also serve as a Director on the Board of Directors of the Company (the "Company Board") and a Director on the Board of Directors of Parent (the "Parent Board"), and the Parent will take action within its powers to include Executive among the slate of directors proposed to be nominated by the Parent Board at any applicable stockholders meeting.

               2. TERM. The initial term of this Agreement shall begin on the date hereof and shall expire on the fifth anniversary of the date hereof unless terminated earlier as set forth in Section 6 hereof or by mutual agreement of the parties hereto (the "Initial Term"). At the expiration of the

Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") unless either party shall have given written notice to the other party at least ninety days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement. If Executive's employment under this Agreement is extended for an Extension Term, it shall thereafter or during any Extension Term be terminable (other than upon expiration) only as provided in Section 6 or by mutual agreement of the parties hereto.

               3.     COMPENSATION.

                      (a) Base Salary. During the term of this Agreement, Executive shall be paid a base salary (the "Base Salary"), payable in accordance with the Parent's normal payroll practices in the amount of $900,000 per year. The amount of the Base Salary payable to Executive shall be reviewed at least annually; provided, however, that Executive's Base Salary shall not be reduced below $900,000 per annum during the term of this Agreement.

                   (b)    Performance Bonus.

                                i) In addition to Base Salary to be paid to
Executive hereunder, the Parent shall pay to Executive a quarterly bonus (the "Performance Bonus") for each fiscal quarter or portion thereof during the term of Executive's employment hereunder equal to the amount set forth in Exhibit A to the Agreement which corresponds to the aggregate principal balance ("Volume Targets") of mortgage loans originated through the retail, retail direct and wholesale (broker) channels (the "Channels") set forth in Exhibit A; provided, however, if or whenever the Company acquires the business assets or stock of another entity that engages in a residential mortgage lending business (the "New Business") and the New Business (or any part thereof) is merged or otherwise combined with any of the Channels, the Compensation Committee or the Board of Directors and Executive will use their reasonable best efforts to mutually agree to new Volume Targets to account for the New Business for fiscal quarters ending after such merger or combination; provided, in the event and for so long as no such mutual agreement is reached, the Volume Targets in effect immediately prior thereto will remain the Volume Targets.

                                ii) Within forty-five days following the end of
the first three fiscal quarters during any fiscal year which includes any portion of the employment term hereunder, the Company shall deliver to Executive a cash payment in the amount of the Performance Bonus.

                                iii) Within 90 days following the end of the
fourth quarter of any fiscal year which includes any portion of the employment term hereunder, the Company shall deliver to Executive a cash payment in the amount of the Performance Bonus.

                  (c) Stock Bonus. Executive shall be eligible to receive stock options under the Parent's stock option plans with annual awards to be determined by the Compensation Committee of the Parent Board. All options granted to Executive by the Parent in connection with the Executive's employment are hereinafter referred to collectively as the "Options."

               4. OTHER EXECUTIVE BENEFITS. During the term of this Agreement, the Parent shall provide to Executive benefits commensurate with his position, including each of the following benefits:

                (a) Medical and Dental Coverage. The Parent agrees to provide coverage to Executive and dependent members of his family under the same medical and dental plans as may be maintained from time to time in the discretion of the Parent Board for the benefit of the Chief Executive Officer of Parent (the "CEO") and the dependent members of his family.

                (b) Vacation. Executive shall be entitled to five (5) weeks of paid vacation each year of employment with the Parent for the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of the Company.

                (c) Business Expenses. The Parent will pay or reimburse Executive for any out-of-pocket expenses incurred by Executive in the course of providing his services hereunder, which comply with Parent's travel and expense policies adopted from time to time by the Parent Board for the CEO. Such reimbursement shall be made by the Parent in the same manner and within the same time period as applicable to the other executive officers of the Parent.

                (d) Automobile. The Parent shall provide Executive with the use of a luxury automobile that is selected by Executive. On the earlier of significant damage or destruction or attaining three years of age, the Company shall replace such automobile with a new automobile selected by Executive. The Company shall pay all costs of insurance, repair, maintenance and operation of such automobile.

                (e) Benefit Plans. Executive shall be entitled to participate in any pension, profit-sharing, stock option, stock purchase or other benefit plan of the Parent and the Company now existing or hereafter adopted for the benefit of employees generally or the senior executives of the Parent and the Company.

                (f) Life Insurance. Provided the following policies may be obtained at a reasonable cost, the Parent shall provide Executive with a $1,000,000 standard term life insurance policy and a $1,000,000 standard term accidental death policy.

                (g) Disability. At which time the following policy may be obtained at a reasonable cost, the Parent shall provide Executive with a long-term disability policy which provides for an annual disability payment in an amount equal to 125% of Executive's Base Salary.

               5.     CONFIDENTIAL INFORMATION

                (a) Non-Disclosure. Executive hereby agrees, during the term of this Agreement, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding the Company, the Parent or any of their respective subsidiaries or any of their respective businesses, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during the term, except to the extent required by Executive's performance of his assigned duties. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Company, the Parent or any of their respective subsidiaries, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to the Company, the Parent or any of their respective subsidiaries, (iii) has been made available, or is made available, on an unrestricted basis to a third party by the Company, by an individual authorized to do so or (iv) is known by Executive prior to its disclosure to Executive. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive.

                (b) Injunctive Relief. Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Section 5 may be inadequate and that in the event of any such breach, the Company, the Parent or their respective subsidiaries may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

               6.     TERMINATION.

                (a) Termination by Parent for "Cause" or Voluntarily by Executive. The Parent may terminate this Agreement for "Cause" effective immediately upon written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: (i) an act of fraud, embezzlement or similar conduct by Executive involving the Company, the Parent or any of their respective subsidiaries; (ii) any action by Executive involving the arrest of Executive for violation of any criminal statute constituting a felony if the Board reasonably determines that the continuation of Executive's employment after such event would have an adverse impact on the operations or reputation of the Company, the Parent or any of their respective subsidiaries in the financial community; or (iii) a continuing, repeated willful failure or refusal by Executive to perform his duties; provided, however, that this Agreement may not be terminated under this subclause (iii) unless Executive shall have first received written notice from the Board advising Executive of the specific acts or omissions alleged to constitute a failure or refusal to perform and such failure or refusal to perform continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice.

               In the event of termination for "Cause" or voluntarily by Executive other than as permitted in Sections 6(b)(i) and (ii) and 6(c), (x) Executive shall be entitled to receive that portion of the Base Salary and all benefits accrued through the date of termination and (y) all Options that have become exercisable as of the date of termination shall remain so for a period of 90 days.

                      (b)    Termination by Parent Other Than for "Cause."


                                i) Death. Provided that notice of termination
has not previously been given under any Section hereof, if Executive shall die during the term of this Agreement, this Agreement and all of the Parent's obligations hereunder shall terminate, except that Executive's estate or designated beneficiaries shall be entitled to receive (A) all earned and unpaid Base Salary through the date of termination; (B) the Base Salary and Performance Bonus (as if the Volume Targets for a $1.5 million Performance Bonus had been satisfied) and all benefits with respect to the then current contract year which would have been payable or provided to Executive had the term ended two years following the last day of the month in which Executive's death occurred; and (C) all other benefits that may be due to Executive or Executive's estate or beneficiaries under the general provisions of any benefit plan, stock incentive plan or other plan in which Executive is then a participant, which benefits shall continue to be provided for a period of two years following the date of death. In addition, all Options that have become exercisable as of the date of death shall remain so for a period of twelve (12) months.

                                ii) Disability. Provided that notice of
termination has not previously been given under any Section hereof, if Executive becomes ill or is injured or disabled during the term such that Executive fails to perform all or substantially all of the duties to be rendered hereunder and such failure continues for a period in excess of 26 consecutive weeks (a "Disability"), the Parent shall continue to employ Executive under this Agreement for two years from the date of the Disability (which two year period shall commence at the beginning of the 26 week period referred to herein) and shall continue to pay Executive the Base Salary in effect on the date of the Disability (determined at the beginning of the 26 week period referred to herein), the Performance Bonus (as if the Volume Targets for a $1.5 million Performance Bonus had been satisfied) and all benefits then in effect; provided, that (A) the Parent may relieve Executive of his duties and responsibilities hereunder to the extent permitted by law and (B) any long-term disability payments received by Executive under any disability insurance plan made available to Executive by the Parent if the premiums were paid by the Parent shall be deducted from the salary and bonus payments otherwise required to be paid to Executive hereunder. If during the term and subsequent to the Disability commencement date (which shall be at any time following the end of the 26 week period referred to herein) Executive shall fully recover, the Parent shall have the right (exercisable within 60 days after receipt of notice from Executive of such recovery), but not the obligation, to restore Executive to full-time service at full compensation. If the Parent elects not to restore Executive to full-time service, Executive shall be entitled to obtain other employment. If Executive is not restored to full-time employment with the Parent, all Options that have become exercisable as of the date of Disability (determined at the end of the 26 week period referred to herein) shall remain so for a period of 12 months.

                                iii) Without Cause. If the Parent elects to
terminate Executive for any reason whatsoever other than as provided in Section 6(a) or if the Parent causes a Defacto Termination of Executive (as defined below) (each, a "Severance Termination"), Executive shall receive the "Separation Package." As used herein, the "Separation Package" shall consist of
(x) Base Salary for the Severance Period (at the annual rate in effect at the date of the Severance Termination), plus (y) an amount equal to $30,000,000 minus the aggregate amount paid to Executive as Performance Bonuses since the date of this Agreement (the "Performance Severance Payment") and (z) an amount, if any, necessary to reimburse Executive on a net after tax basis for any applicable federal excise tax. In addition, all Options which are scheduled to vest following the date of the Severance Termination shall vest as of such date. Further, all Options which have become exercisable as of the date of the Severance Termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 12 months. In the event of a Severance Termination, Executive will also be provided with reasonable office space and secretarial support as well as the same mailing address and telephone number which Executive had during the term for up to six months, and the Parent shall pay the costs of out placement services with a provider of its choice at a level appropriate to Executive's title and position as requested by Executive. For purposes of this paragraph, the "Severance Period" shall be the longer of (x) three years, and (y) the remaining portion of the Initial Term of Executive's employment hereunder. For purposes of this paragraph, a "Defacto Termination" shall include any of the following events:
(i) the Parent shall fail to pay or shall reduce the Base Salary, Performance Bonus or other benefits provided herein, except as permitted hereunder, or shall otherwise breach any material provision hereof which breach is not cured within 10 days after receipt of notice thereof from Executive; (ii) the Parent shall fail to cause Executive to remain President of the Parent and Chief Executive Officer and President and Chairman of the Board of the Company; (iii) Executive shall not be continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above (whether or not accompanied by a change in title); (iv) the Parent shall require Executive's primary services to be rendered in an area other than the Company's principal offices in Orange County and the Parent's principal offices in Los Angeles County; or (v) after a Change in Control (as defined below), the Parent increases the base salary for senior executives of the Parent generally without similarly increasing the Base Salary of Executive. For purposes of clause (iii), Executive shall be deemed not to have been continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above if there shall occur any reduction in the scope, level or nature of Executive's employment hereunder, or any demotion, any phasing out or assignment to others, of the duties contemplated herein.

                      (c) Change in Control.

                                i) Following a Change in Control, the Parent shall promptly pay to Executive the Performance Severance Payment. Following a Change in Control and after payment to Executive of the Performance Severance Payment, in all other respects, this Agreement shall continue to be binding upon the Company and the Parent, and Executive shall be entitled to the payments provided for in this Section 6 in the event of termination resulting from death, disability, cause, or a Separation Termination, all as provided for in Section 6(a) and 6(b), except that Executive shall no longer be entitled to receive the Performance Bonus under Section 3(b) or under Sections 6(b)(i) or (ii) or the Performance Severance Payment under Section 6(b)(iii).

                                ii) Executive may (but shall not be obligated
        to) terminate this Agreement effective 30 days after the giving of such notice given at any time within two years following a Change in Control. In the event that Executive elects to terminate this Agreement pursuant to this Section 6(c)(ii), Executive shall be entitled to the Separation Package, minus the Performance Severance Payment to the extent the Performance Severance Payment has been paid pursuant to Section 6(c)(i). In addition, all Options then held by Executive which are not yet vested shall vest as of the date of such Change in Control. Further, all Options that have become exercisable as of the date of such Change in Control (including those which do so as a result of the provisions of the preceding sentence) shall remain so for the entire remaining term of the Options.

                       (d) Payment of Section 6 Amounts. Executive may elect to have all amounts to be paid to Executive pursuant to this Section 6 payable (i) over the remaining term of this Agreement or for such shorter period as expressly provided for herein , as applicable, or (ii) in a lump sum within 30 days following termination or entitlement, as the case may be; provided, however, in the case of death or disability, the Performance Bonus shall be payable at such time as performance-based bonuses are paid to similarly situated employees of the Parent. In the event Executive elects to be paid pursuant to clause (i), Executive agrees promptly to notify the Parent in writing of Executive's acceptance of full-time employment; within 15 days after receipt of such notice, the Parent shall pay Executive in a lump sum any amounts which remain otherwise due to Executive hereunder.

                      (e) Stock and Similar Rights. Except with regard to the vesting and exercise dates of Options as set forth in this Section 6, Executive's rights under any other agreement or plan under which stock options, restricted stock or similar awards are granted shall be determined in accordance with the terms and provisions of such plans or agreements.

                      (f) No Mitigation. Payment of any sum under this Section 6 shall not be subject to any claim of mitigation.

                      (g) Other Insurance Policies. Upon any termination of Executive's employment, and upon reimbursement of the Company or the Parent of all amounts paid by the Company or the Parent in connection with such policies, Executive shall have the right to purchase or otherwise direct the disposition or assignment of any disability insurance policy on him held by the Company or the Parent (excluding only group disability insurance policies) upon the payment of One Dollar ($1.00) as the total consideration for each such policy.

                      (h) Officer and Director Positions. Executive agrees that if this Agreement is terminated for any reason, he shall immediately resign from all officer and director positions he then holds with the Company, the Parent, or any of their respective subsidiaries.

               7. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events which occur after the date of the Original Agreement:

                      (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of more than 50% of the combined voting power of the then outstanding voting securities of the Company or of 20% or more of the combined voting power of the then outstanding securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Voting Securities of Parent"); provided, however, that neither of the following acquisitions shall constitute a Change in Control; (i) any acquisition by the Company, the Parent or their respective subsidiaries or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Parent or their respective subsidiaries or any corporation controlled by the Company, Parent or any of their respective subsidiaries; or

                      (b) Individuals who, as of the date hereof constitute the Parent Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the Original Agreement whose election, or nomination for election by the stockholders of the Company, shall be approved by a vote of a least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                      (c) Approval by the stockholders of the Parent of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (i) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation, which may be the Parent or any of its subsidiaries (the "Resulting Corporation") entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation; (ii) no Person (excluding the Company, the Parent or any of their respective subsidiaries or any employee benefit plan (or related trust) sponsored by any of them, the Resulting Corporation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and (iii) at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                      (d) Approval by the stockholders of the Parent of (i) a complete liquidation or dissolution of the Parent or (ii) the sale or other disposition of all or substantially all of the assets of the Company or Parent, other than to a corporation (the "Buyer") with respect to which (x) following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by Parent, any of its subsidiaries, any employee benefit plan sponsored by the Company, the Parent or any their respective subsidiaries or by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; (y) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% or more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition or assets of the Company.

               8. INSURANCE. During the term, the Parent shall maintain, at no cost to Executive, officers and directors liability insurance that would cover Executive in an amount of no less than $45,000,000.

               9.     GENERAL PROVISIONS.

                      (a) Notices. All notices, requirements, requests, demands, claims or other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) business days after having been set by registered or certified mail, return-receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service under circumstances by which such service guarantees next day delivery, the date following the date so sent:

               If to the Company, to:

                      Aames Financial Corporation
                      350 S. Grand Avenue
                      Los Angeles, California 90071
                      Attention:    Barbara S. Polsky, Esq.
                            Executive Vice President
                            and General Counsel


               If to Executive, to:

                      Neil B. Kornswiet
                      16105 Whitecap Lane
                      Huntington Beach, California 92649

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                      (b) Assignment. This Agreement and the benefits hereunder are personal to the Parent and the Company and are not assignable or transferable, nor may the services to be performed hereunder be assigned by the Parent and the Company to any person, firm or corporation; provided however, that this Agreement and the benefits hereunder may be assigned by the Parent and the Company to any corporation into which the Parent and the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation, subject, however, to Executive's right to terminate this Agreement to the extent provided in Section
6. In the event of any assignment of this Agreement to any corporation acquiring all or substantially all of the assets of the Parent or the Company or to any other corporation into which the Parent or the Company may be merged or consolidated, the responsibilities and duties assigned to Executive by such successor corporation shall be the responsibilities and duties of, and compatible with the status of, a senior executive officer of such successor corporation. The Parent or the Company may delegate any of its obligations hereunder to any subsidiary of the Company, provided that such delegation shall not relieve the Parent or the Company of any of its obligations hereunder. Executive may not assign his rights hereunder or delegate his duties hereunder to any Person.

                      (c) Complete Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

                      (d) Amendments. This Agreement may be modified, amended, superseded or terminated only by a writing duly signed by both parties.

                      (e) Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                      (f) No Waiver. Any waiver by either party of a breach of any provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall be considered a waiver or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                      (g) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

                      (h) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

                      (i) Governing Law. This Agreement has been negotiated and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

                      (j) Arbitration. The parties hereby expressly agree that any controversy or claim relating to this Agreement, including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with the Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction. Nothing in this paragraph shall preclude the parties from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.

                      (k) Headings. The headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    AAMES FINANCIAL CORPORATION,
                                    a Delaware corporation


                                        /s/ BARBARA POLSKY
                                    --------------------------------
                                    By:     Barbara Polsky
                                    Its:    General Counsel and EVP



                                    EXECUTIVE


                                          /s/ NEIL B. KORNSWIET
                                    ---------------------------------
                                    Neil B. Kornswiet